MERUS LABS INTERNATIONAL INC.

2011 INCENTIVE STOCK OPTION PLAN

             WHEREAS the Company desires to terminate any and all of its previous stock option plans and stock appreciation rights plans (collectively, the “Old Plans”);

             AND WHEREAS the Company wishes to replace the Old Plans with a new incentive stock option plan that will comply with the requirements of the Toronto Stock Exchange;

             NOW THEREFORE the new incentive stock option plan of the Company (the “Plan”) provides as follows:

Section 1.         Purpose

1.1	The Plan has been established as a means of compensating Eligible Persons (as defined below) for their contributions to the performance of the Company. The Plan is intended to:

(a)	provide an incentive to Eligible Persons to further the development, growth and profitability of the Company;

(b)	contribute in providing such Eligible Persons with a total compensation and rewards package;

(c)	assist the Company in retaining and attracting employees and consultants with experience and ability; and

(d)	encourage share ownership and provide Eligible Persons with proprietary interests in, and a greater concern for, the welfare of, and an incentive to continued service with, the Company.

Section 2.         Definitions

2.1	In this Plan, unless the context otherwise requires, the following terms shall have the following meanings:

(a)	“Blackout Period” means any period during which a Company policy prevents Insiders from trading in the Shares;

(b)	“Board” means the board of directors of the Company;

(c)	“Compensation Committee” means a Compensation Committee comprising either the Board or such members of the Board as may be designated by the Board;

(d)	“Company” means Merus Labs International Inc., its subsidiaries, whether direct or indirect, and any other entity designated by the Compensation Committee;

(e)	“Directors” means the members of the Board;

(f)

“Eligible Persons” means an employee, Director, Executive Officer and any other person or company engaged to provide ongoing management or consulting services for the Company or for any entity controlled by the Company who, because of his, her or its role and responsibilities, is designated by the Compensation Committee as a potential participant in the Plan;

(g)	“Executive Officer” has the meaning ascribed to that term in National Instrument 51-102 – Continuous Disclosure Obligations;

(h)

“Exchange” means the Toronto Stock Exchange or if at any time the Shares are not listed for trading on such exchange but are listed on another exchange, such exchange as may be designated by the Board;

(i)	“Expiry Date” means the date upon which an Option will cease to be exercisable;

(j)	“Insider” shall have such meaning as is the definition of “Insider” as so provided in the TSX Company Manual;

(k)

“Market Value” means the closing price of the Shares on the Exchange on the trading day prior to the date of calculation, provided that if there is no closing price on such trading day, “Market Value” shall mean the mid-point between the bid and ask on the Exchange at the close of trading on the trading day prior to the date of grant and provided further that in the event the Shares are not listed and posted for trading on any stock exchange, “Market Value” shall mean the fair market value of the Shares as determined by the Board, acting reasonably;

(l)	“Option” means an option granted by the Company to a Participant to purchase authorized but unissued Shares pursuant to the terms of the Plan;

(m)	“Participant” means an Eligible Person to whom Options are granted under the Plan;

(n)	“Plan” means this new incentive stock option plan of the Company, as may be amended from time to time;

(o)	“Shares” means common shares of the Company;

(p)

“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Company by way of loan, guarantee or otherwise;

(q)	“Specified Price” means the price established by the Compensation Committee at not less than the Market Value on the day prior to the date of the grant of the Option; and

(r)	“Trust” has the meaning ascribed thereto in Section 5.1(b).

Section 3.         Administration of the Plan

             The Plan is under the direction of the Compensation Committee that, in addition to the specific powers conferred upon it hereunder, has full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable to meet the objectives of, and to administer, the Plan subject to the requirements of the TSX or other requirements of law. Without limiting the generality of the foregoing, for greater certainty, the Compensation Committee shall have the power and authority to:

(a)	adopt rules and regulations for implementing the Plan;

(b)

determine the eligibility of persons to participate in the Plan, when Options to Eligible Persons shall be granted, the number of Shares subject to each Option, the Specified Price of the Shares and the vesting period, if any, for each Option;

(c)	interpret and construe the provisions of the Plan;

(d)

delegate any or all of their power and authority under paragraphs (a), (b) and (c) above to such persons or groups of persons on such terms and on such conditions as the Compensation Committee may in its discretion determine; and

(e)	take such other steps as the Compensation Committee determines to be necessary or desirable to give effect to the Plan.

             Any decision, approval or determination made by a person or group of persons delegated the ability to make such decision, approval or determination pursuant to Section 3(d) above shall be deemed to be a decision, approval or determination, as the case may be, of the Compensation Committee.

Section 4.         Number of Shares to be Issued Under the Plan

4.1

The number of Shares that may be issued as a result of the grant of Options under the Plan shall be equal to 10% of the issued and outstanding Shares from time to time. Any increase in the issued and outstanding Shares will result in an increase in the available number of Shares issuable under the Plan, and any exercises of options will make new grants available under the Plan effectively resulting in a re-loading of the number of options available to grant under the Plan. To the extent that any Option has terminated or expired without being fully exercised or has been repurchased for cancellation under Section 5.5(b), the unissued Shares subject to such Option shall be available for any subsequent Option granted under the Plan.

4.2	Under the Plan:

(a)

no single Participant and his, her or its associates shall be granted Options which could result in the issuance of Shares exceeding 5% of the issued and outstanding Shares, within a one year period, to such Participant and his, her or its associates, in the aggregate;

(b)	the number of Shares issuable to any single Participant pursuant to Options, shall not exceed 5% of the issued and outstanding Shares;

(c)	the number of Shares issuable to Insiders, at any time, under all Share Compensation Arrangements, shall not exceed 10% of the issued and outstanding Shares; and

(d)	the number of Shares issued to Insiders, within any one year period, under all Share Compensation Arrangements, shall not exceed 10% of the issued and outstanding Shares.

4.3	For the purposes of this Section 4, Options held by Trusts established for the benefit of a Participant shall be considered to be held by that Participant.

Section 5.         Options

5.1	Grant of Options

(a)

Subject to Section 4, the Compensation Committee shall, in its absolute discretion, designate from among the Eligible Persons those to whom Options shall be granted, the number of Shares to be covered by each Option, the Specified Price for each Option, the period during which the same may be exercised and the other terms and conditions attaching thereto. Any Participant, at the time of the grant of an Option, may hold more than one Option.

(b)

A Participant may, in his, her or its sole discretion, elect to have some or all of any Options granted to him, her or it, granted to a trust or trusts (“Trusts”) governed by a registered retirement savings plan established by and for the benefit of such Participant. Such election must be made prior to the execution of the option agreement representing the Options and shall be evidenced in such option agreement.

5.2       Payment of Specified Price

             The Specified Price for the Shares covered by an Option granted under the Plan shall be paid in full at the time of exercise of such Option.

5.3       Option Period

             Subject to the provisions of Sections 5.6, 10.4 and 10.5, each Option shall be exercisable during a period established by the Compensation Committee provided that such period shall expire no later than ten years after the date of grant.

5.4       Shares Available for Purchase

             Vesting of Options shall be at the discretion of the Directors. 5.5 Exercise of Options

(a)

An Option may be exercised at any time, or from time to time, during its term as to any number of whole Shares which have vested and are then available for purchase. A Participant electing to exercise an Option on his, her on its own behalf or on behalf of a Trust established for his, her or its benefit shall give written notice of the election to the Company, together with the aggregate amount to be paid for the Shares to be acquired pursuant to the exercise of an Option, by certified cheque. Upon actual receipt by the Company of written notice and a cheque for the aggregate Specified Price, the Participant (including a trustee, in the case of the exercise of Options by a Trust) exercising the Option shall be registered as the holder of the appropriate number of Shares. No person shall enjoy any part of the rights or privileges of a holder of Shares subject to Options until that person becomes the holder of record of those Shares.

(b)

Subject to any restrictions or limitations under applicable securities laws, rules and regulations, or the rules of the TSX, and subject to the complete discretion of the Compensation Committee to elect to honour such a notice, a Participant may by written notice to the Compensation Committee request that the Company repurchase for cancellation any Options then held by the Participant (to the extent only of the Shares then available for purchase under the Option) for an amount per Share equal to the amount by which the Market Value of each Share on the date prior to the date the notice is given exceeds the Specified Price. To the extent accepted by the Compensation Committee, such Options shall be cancelled against payment of the price so determined. If required by the Company, any such Options to be repurchased shall first be exercised and the Shares acquired on exercise immediately repurchased for cancellation at the Market Value of the Shares on the day prior to the day of such repurchase for cancellation.

5.6	Termination of Employment or Directorship

Unless otherwise decided by the Compensation Committee the following rules shall apply:

(a)	In the event of:

(i)	the termination of the Participant’s employment by or engagement with the Company (as a Director, Executive Officer employee or otherwise) by the Company for cause; or

(ii)	the Participant’s voluntary resignation prior to normal retirement;

the Options held by such Participant, or any Trust on the Participant’s behalf, which have vested as at the effective date of resignation or termination of employment are exercisable by such Participant or the trustee, as the case may be, within three months after such effective date and, to the extent not exercised within that period, shall terminate on the expiration of such three month period; and

(b)	in the event of:

(i)	the retirement (at age 65 or other prescribed retirement age for the Company);

(ii)	the death;

(iii)	the physical or mental disability; or

(iv)	the termination (other than for cause) by the Company of the employment or engagement of the Participant (before resignation, disability or termination of employment or engagement for cause);

             the Options held by the Participant, or any Trust on the Participant’s behalf, which have vested as at the date of the Participant’s death, disability, retirement or termination of employment are exercisable by such Participant, such Participant’s legal representative(s) or the trustee, as the case may be, within 12 months after such date and, to the extent not exercised within that period, shall terminate on the expiration of such 12 month period, provided, however, that the provisions of this Section 5.6 shall not be construed as extending the exercise period of any Option past the term of such Options and provided further that all unvested Options shall expire on the date on which any of the events specified in Section 5.6(a) and (b) occur.

             The Compensation Committee shall also be entitled to extend the time during which a Participant may exercise their Options provided for either in this Plan or in the Participant’s option agreement at its discretion provided that (i) such extension does not extend past the maximum ten year term, and (ii) the Participant is not an Insider as the Compensation Committee is not entitled to extend the time during which an Insider may exercise Options held by the Insider.

5.7        Options Non-Assignable

             Subject to Section 9, no Options or any interest therein shall be transferable or assignable by the Participant or a Trust otherwise than by will or pursuant to the laws of succession and no Option may be exercised by anyone other than the Participant, his, her or its legal representative(s) or a Trust established by and for the benefit of such Participant.

Section 6.         Participant Not a Shareholder

             Neither a Participant nor a Trust shall have any rights as a shareholder of the Company with respect to any Shares covered by any Option until such time as and to the extent only that such Option has been exercised.

Section 7.         Effects of Alteration of Capital Stock

             If the number of outstanding Shares shall be increased or decreased as a result of a stock split, consolidation or reclassification or if other changes with respect to the Shares shall occur, other than as a result of the issuance of Shares for Market Value, or if additional Shares are issued pursuant to a stock dividend, then the number of and/or price payable for Shares subject to any unexercised Options shall be adjusted in accordance with applicable law and in such manner as the Board shall deem proper to preserve such rights of the Participants under the Plan substantially proportionate to those existing prior to such change or event. In addition, upon the occurrence of any such change or event, the maximum number of Shares that may be issued as a result of the grant of Options under the Plan shall be adjusted by the Board so that it is substantially proportionate to the maximum number existing prior to such change or event.

Section 8.         Acceleration of Expiry Dates

             Upon the announcement or contemplation of any event, including a reorganization, acquisition, amalgamation or merger (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Company and one or more of its affiliates (as such term is defined in the Securities Act (Ontario)), with respect to which all or substantially all of the persons who were the beneficial owners of the Shares immediately prior to such reorganization, amalgamation, merger or plan of arrangement do not, following such reorganization, amalgamation, merger or plan of arrangement, beneficially own, directly or indirectly more than 50% of the resulting voting shares on a fully-diluted basis (for greater certainty, this shall not include a public offering or private placement out of treasury) or the sale to a person other than an affiliate of the Company of all or substantially all of the Company’s assets (collectively, a “Change of Control”), the Company shall have the discretion, without the need for the agreement of any Participant, to accelerate the Expiry Dates and/or any applicable vesting provisions of all Options, as it shall see fit. The Company may accelerate one or more Participant’s Expiry Dates and/or vesting requirements without accelerating the Expiry Dates and/or vesting requirements of all Options and may accelerate the Expiry Date and/or vesting requirements of only a portion of a Participant’s Options.

             In the event that the Company is a consenting party to a Change of Control, outstanding Options shall be subject to the agreement effecting such Change of Control and Participants shall be bound by such Change of Control agreement. Such agreement, without the Participant’s consent, may provide for:

(a)	the acceleration of the Options as provided above;

(b)	the continuation of such outstanding Options by the Company (if the Company is the surviving or acquiring Company);

(c)	the assumption of the Plan and such outstanding Options by the surviving entity; or

(d)	the substitution or replacement by the surviving or acquiring Company or its parent of options with substantially the same terms for such outstanding Options.

             The Company may provide in any agreement with respect to any such Change of Control that the surviving, new or acquiring Company shall grant options to the Participants to acquire shares in such Company or its parent with respect to which the excess of the Market Value of the shares of such Company immediately after the consummation of such Change of Control over the exercise price therefore shall not be less than the excess of the value of the Shares over the Specified Price of the Options immediately prior to the consummation of such Change of Control.

Section 9.         Transferability

9.1

Options may be exercised by the Participant, by his, her or its trustee in the case of a Trust, and, upon the Participant’s death, the legal representative(s) of his or her estate or any other person who acquires his or her rights in respect of an Option by bequest or inheritance. A person exercising an Option, may subscribe for Shares only in his, her or its own name, on behalf of a Trust established for his, her or its benefit or in his, her or its capacity as legal representative.

9.2

Options may be transferred between a Participant and one or more Trusts established for the sole benefit of such Participant. If the beneficiary of a Trust changes, the Options granted to the Trust will be immediately cancelled by the Company.

Section 10.      Amendment and Termination

10.1

Subject in all cases to the approval of all regulatory authorities and the TSX, the Board may from time to time amend or revise the terms of the Plan or may discontinue the Plan at any time provided however that no such right may, without the consent of the Participant, in any manner adversely affect his of her rights under any Option theretofore granted under the Plan. The following amendments to the Plan may be made by the Board without the approval of shareholders: (i) any amendments necessary to ensure that the Plan is in compliance with the rules of the Exchange and any other applicable regulatory authority; (ii) amendments that are of an administrative or general housekeeping nature; (iii) amendments to the definitions of Eligible Persons under the Plan; (iv) amendments to the manner in which the Plan is administered; (v) amendments to the maximum term of Options granted pursuant to the Plan provided that (A) such extension does not extend past the maximum ten year term, and (B) the Participant is not an Insider as the Compensation Committee is not entitled to extend the time during which an Insider may exercise Options held by the Insider; (vi) amendments to the vesting provisions and the termination provisions found in Section 5.6 of the Plan; and (vii) amendments to the anti-dilution provisions set out in Section 7 of the Plan.

10.2

The following amendments to the Plan will require shareholder approval: (i) amendments to the maximum number of Shares that may be issued as a result of the grant of Options pursuant to the Plan; (ii) amendments to the maximum number of securities or Options that may be granted to Insiders; (iii) amendments to the manner in which the exercise price of Options is determined; (iv) any amendment to the term of options granted to Insiders; and (v) amendments to the amending provisions of the Plan.

10.3

The Specified Price of outstanding Options issued to Insiders may only be reduced if the Company obtains shareholder approval to such reduction. For the purposes of this Section, the Specified Price will be deemed to have been reduced and shareholder approval will be required if outstanding Options are cancelled and then reissued to the same Eligible Person at a lower Specified Price. Eligible Persons benefiting from the reduction in the Specified Price of their Options will not be eligible to vote their Shares on the resolution approving the reduction in the Specified Price.

10.4

Other than as provided for in Sections 5.6 and 10.5, the Expiry Date of an outstanding Option may only be extended if the Company obtains shareholder approval to such an extension. Eligible Persons benefiting from the extension of the Expiry Date of their Options will not be eligible to vote their Shares on the resolution approving the extension of the Expiry Date.

10.5

The Expiry Date of an Option can be extended by the Compensation Committee without shareholder approval where such Expiry Date occurs within a Blackout Period or within ten days of the end of a Blackout Period and the new Expiry Date shall be the tenth day following the end of the relevant Blackout Period.

Section 11.      Laws

11.1

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and those of Canada insofar as the latter may be applicable.

11.2

No Option may be exercised nor will the Company have any obligation to issue Shares pursuant thereto if such exercise or issue would be contrary to or violate any applicable law or any applicable regulation of a duly constituted authority.

Section 12.      Compliance with Statues and Regulations

            The granting of Options and the sale and delivery of Shares under this Plan shall be carried out in compliance with applicable laws, rules and regulations and with the rules and regulations of governmental authorities and the TSX. Without limiting the forgoing, this Plan will be subject to the approval of shareholders of the Company within three years from its effective date and then every three years thereafter. If the Compensation Committee determines that in order to comply with any such laws, rules or regulations, certain action is necessary or desirable as a condition of or in connection with the granting of an Option or the issue or purchase of Shares under an Option, that Option may not be exercised in whole or in part unless that action shall have been completed in a manner satisfactory to the Compensation Committee.

Section 13. Participation Voluntary

13.1

The participation of an Eligible Person in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Eligible Person any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Company to ensure the continued employment of such Eligible Person.

13.2	The Plan does not provide any guarantee against any loss of profit which may result from fluctuations in the market price of the Shares.

13.3

The Company does not assume responsibility for the income or other tax consequences for the Eligible Persons participating in the Plan and Eligible Persons are advised to consult with their own tax advisors.

Section 14.      Taxes

            The Company shall have the power and the right to deduct or withhold, or require an optionee to remit to the Company, the required amount to satisfy federal, provincial, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan, including the grant or exercise of any Option granted under the Plan. With respect to any required withholding, the Company shall have the irrevocable right to, and the Participant consents to, the Company setting off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Company to the Participant (whether arising pursuant to the Participant's relationship as an Eligible Person or otherwise), or may make such other arrangements that are satisfactory to the Participant and the Company. In addition, the Company may elect, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by withholding such number of Shares issuable upon exercise of the Options as it determines are required to be sold by the Company, as trustee, to satisfy any withholding obligations net of selling costs. The Participant consents to such sale and grants to the Company an irrevocable power of attorney to effect the sale of such Shares issuable upon exercise of the Options and acknowledges and agrees that the Company does not accept responsibility for the price obtained on the sale of such Common Shares issuable upon exercise of the Options.

Section 15.         Notice

15.1

Any notice required or permitted to be given to the Company hereunder shall be either personally delivered sent by same day or next day courier or sent by facsimile or similar method of electronic communication, charges prepaid. Any notice so given shall be sent to the Company at the address set out below or such other address at the Company notifies of Options in writing:

Merus Labs International Inc. 100 Wellington St. West Suite 2110 P.O. Box 151 Toronto, ON M5K 1H1

Attention: Corporate Secretary

             Any notice sent by courier shall be deemed to have been received on the next business day after which it was so sent. Any notice given by personal delivery shall be deemed to be received on the date of delivery and any notice sent by telecopy or other similar method of electronic communication shall be deemed to be received on the date of the sending of the telecopy or other similar method of electronic communication, as the case may be.

Section 16.         Coming Into Effect and Duration of Plan

This Plan shall come into effect on the approval by the shareholders of the Company. Upon coming into effect, this Plan shall replace the Old Plans.